Exhibit 10.5

FORM OF RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”), is made and entered into between SILICON GRAPHICS, INC., a Delaware corporation (the “Company”) and              (“Recipient”), as of              (the “Grant Date”).

1. Grant of Restricted Stock. In consideration for Recipient’s services to the Company, the Company hereby grants to the Recipient              shares of common stock of the Company (the “Restricted Shares”), subject to the terms and conditions of this Agreement.

2. Vesting. The Restricted Shares shall become vested and non-forfeitable on the following schedule, subject to Recipient’s continued employment on the applicable vesting date:                                                      .

3. Termination of Service. If Recipient’s service in any one of the positions of an employee, consultant or director of the Company or a subsidiary of the Company terminates for any reason, then all Restricted Shares that have not vested on or before the date of termination of service shall automatically be forfeited to the Company and all of Recipient’s rights with respect thereto shall cease immediately upon termination. The Company determines when Recipient’s service terminates for this purpose.

4. Tax Treatment. Any withholding tax liabilities incurred in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Restricted Shares and any other amounts or rights hereunder shall be satisfied by (x) Recipient paying to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law within one business day of the day the tax event arises or (y) if permitted by the Company’s Board of Directors (the “Board”) or its applicable committee (the “Committee”), the Company withholding a portion of the Restricted Shares that have vested and become non-forfeitable having a fair market value approximately equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law. Notwithstanding the foregoing, Recipient acknowledges and agrees that he is responsible for all taxes that arise in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Restricted Shares. The Company shall not be obligated to release any shares to Recipient unless and until satisfactory arrangements to pay such withholding taxes have been made and shall be entitled to withhold from any amounts or shares due to Recipient hereunder or otherwise in an amount sufficient to pay its withholding obligations.

5. Restrictions on Transfer. Recipient may not sell, transfer, pledge or otherwise dispose of any of the Restricted Shares until after the applicable shares have become vested and non-forfeitable on the schedule set forth above and have been issued to Recipient. Recipient further agrees not to sell, transfer or otherwise dispose of any shares at a time when applicable laws or Company policies prohibit a sale, transfer, pledge or other disposition. Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares shall have been so transferred.

6. Stock Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and registered in the name of Recipient on the stock transfer books of the Company. Unless otherwise determined by the Committee or the Board, such certificates shall remain in the physical custody of the Company or its designee at all times until the applicable shares have become vested and non-forfeitable. Shares shall not be issued hereunder unless the issuance and delivery of such Shares shall comply with applicable laws.

7. Stockholder Rights. Recipient will have the same voting and other rights as the Company’s other stockholders with respect to each Restricted Share until or unless such Restricted Share is forfeited pursuant to Section 2 hereof. In the event of a stock split, a stock dividend or similar change in the Company’s stock, the number of Restricted Shares will be adjusted accordingly and will remain subject to forfeiture in accordance with the vesting schedule of the Restricted Shares and the same restrictions as the existing Restricted Shares, unless otherwise determined by the Committee or the Board. In the event of a cash dividend or other distribution, such dividend or distribution will be subject to forfeiture pursuant to the vesting schedule hereof and, at the discretion of the Committee or the Board, the other restrictions contained herein.

8. Representations and Acknowledgments of Recipient.

(a) Recipient acknowledges that he has had the opportunity to review the Company’s annual report for the most recent fiscal year and its most recent quarterly report.

(b) Recipient represents that he or she is able, without impairing his or her financial condition, to hold the Restricted Shares for an indefinite period and to suffer a complete loss of the value of the Restricted Shares. Recipient understands the risk that the price at which Recipient disposes of the Restricted Shares, if any, will be less than the amount of taxes withheld with respect to the Restricted Shares.

(c) Recipient presents that he is acquiring the Restricted Shares for his own account and not with a view to or for sale in connection with any distribution of such shares.

9. Spousal Consent. As a condition to the Company’s obligations under this Agreement, the spouse of the Recipient shall execute and deliver to the Company the Consent of Spouse attached hereto as Schedule 1.

10. No Retention Rights. The Restricted Shares and this Agreement do not give Recipient the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate Recipient’s service at any time, with or without cause.

11. Authority of the Board. The Board or the Committee shall have authority to make determinations under this Agreement and interpret and enforce the provisions hereof.

12. Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions).

13. Entire Agreement. This Agreement [together with             ] constitutes the entire understanding between Recipient and the Company regarding this Agreement. Any prior agreements, commitments or negotiations concerning the Restricted Shares are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY ACCEPTING THIS AGREEMENT, RECIPIENT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT.

SILICON GRAPHICS, INC.	RECIPIENT:

By:
Date:

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